Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement (No. 333-272896) on Form N-2 of Monroe Capital Corporation and Subsidiaries (collectively, the Company) of our reports dated March 1, 2023, relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022. We also consent to the use in such Registration Statement of our report dated March 1, 2023, relating to the senior securities table appearing elsewhere in such Registration Statement.

We also consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm” and “Senior Securities” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

September 21, 2023